SUBSCRIPTION AGREEMENT

Sillerman Investment Company III LLC
902 Broadway
14th Floor
New York, NY 10010
Gentlemen:
DraftDay Fantasy Sports, Inc., a Delaware corporation (the “Company”), is hereby privately offering (the “Offering”) shares of common stock, $0.001 par value per share, of the Company (a “Share”) at a purchase price of $0.31 per Share (the “Purchase Price”) to the undersigned.
The Shares to be issued in the Offering will be restricted securities under the Securities Act and the Shares cannot be resold unless pursuant to registration or an exemption from registration under the Securities Act.
1.    Subscription. Subject to the terms and conditions of this subscription agreement (“Subscription Agreement”), the undersigned (“Purchaser”) hereby agrees to be legally bound to purchase the number of Shares set forth on the Subscription Page of this Subscription Agreement. Purchaser hereby irrevocably tenders this Subscription Agreement for the purchase of such Shares. Purchaser further sets forth statements herein upon which the Company may rely to determine the suitability of the Purchaser as a purchaser of such Shares.
2.    Conditions to Subscription. The Purchaser understands and agrees that this subscription is made subject to the following terms and conditions:
(a)    This subscription shall be deemed to be accepted by the Company only when it is signed by the Company;
(b)    You may not revoke, cancel or terminate this subscription unless the Company cancels or terminates the Offering;
(c)    The Company has the right to accept or reject this subscription in whole or in part; and
(d)    You have executed and delivered this Subscription Agreement and hereby agree to tender the Purchase Price within two (2) business days of receipt of written notice from the Company advising you to do so.
(e)    The Company shall have received an independent opinion that the value is fair and that there shall be no compensation charge on the Company’s financial statements arising in connection with this subscription.
(f)    NASDAQ shall accept the listing of the additional Shares.
If this subscription is rejected by the Company in its sole and absolute discretion or because the Company terminates or cancels the Offering, the Company shall promptly return the Purchase Price received from the Purchaser without interest thereon or deduction therefrom, and this Subscription Agreement shall thereafter be of no further force or effect.
3.    Representations and Warranties. Purchaser hereby represents and warrants to, and agrees with, the Company as follows:
(a)    (i)    Purchaser has received and has read and fully understands this Subscription Agreement.
(ii)    Purchaser or its advisor(s) has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Company and the Offering and all such questions have been answered to the full satisfaction of the Purchaser.
(iii)    No oral or written representations have been made other than as stated in this Subscription Agreement, and no oral or written information furnished to the Purchaser or its advisor(s) in connection with the Offering was in any way inconsistent with the information stated in this Subscription Agreement.
(iv)    If Purchaser is an entity, (i) it is authorized and qualified to become a stockholder of, and authorized to make the purchase of the Shares offered by, the Company; (ii) it has not been formed for the purpose of acquiring the Shares; (iii) the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so and (iv) its principal executive offices are located in the state in which its address is specified below.
(v)    Purchaser has such knowledge and experience in financial, tax and business matters so as to enable it to utilize the information made available to it in connection with the Offering, to evaluate the merits and risks of an investment in the Shares and to make an informed decision with respect thereto; Purchaser acknowledges that there is a significant risk of loss of all or a portion of the Purchaser’s investment in the Shares.
(b)    Purchaser is an “accredited investor” within the meaning of Rule 501(a)(3), as promulgated under the Securities Act.
(c)    Purchaser’s overall commitment to investments which are not readily marketable is reasonable in relation to its net worth.
(d)    (i) Purchaser has full power and authority to execute and deliver this Subscription Agreement, (ii) the execution and delivery by Purchaser of this Subscription Agreement and the performance by it of its obligations hereunder and thereunder have been authorized by all necessary action of the Purchaser, (iii) this Subscription Agreement has been duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, and (iv) this Subscription Agreement is enforceable against Purchaser in accordance with its terms.
(e)    Purchaser acknowledges and understands that an investment in the Company will involve substantial risks. Purchaser further acknowledges and understands that the list of risk factors annexed hereto as Exhibit A does not purport to be a complete enumeration or explanation of the risks involved in an investment in the Company and additional risks or uncertainties may adversely affect the Company or the value of an investment in the Company.
(f)    Purchaser acknowledges:
(i)Purchaser, if executing this Subscription Agreement in a representative or fiduciary capacity, has full power and authority to execute and deliver this Subscription Agreement and in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or other entity for whom Purchaser is executing this Subscription Agreement, and such individual, ward, partnership, trust, estate, corporation, or other entity has full right and power to perform pursuant to this Subscription Agreement and make an investment in the Company;

(ii)Purchaser has reviewed the Company’s quarterly report on Form 10-Q for the quarter ending December 31, 2015. Purchaser has had an opportunity to ask questions of and receive answers from, or obtain additional information from, the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser.

(iii)Purchaser acknowledges that the nondisclosure agreement entered into in connection with the Offering and its investment remains in full force and effect.

(iv)Purchaser consents to the placement of the following legend on any certificate or other document evidencing the Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN SOLD IN RELIANCE UPON EXEMPTIONS THEREFROM. THESE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED THEREUNDER; and
(v)    The representations, warranties, and agreements of Purchaser contained herein shall survive the execution and delivery of this Subscription Agreement and the purchase of the Shares.
4.    Prohibitions on Cancellation, Termination, Revocation, Transferability, and Assignment. Purchaser hereby acknowledges and agrees that, except as may be specifically provided herein, or by applicable law, Purchaser is not entitled to cancel, terminate, or revoke this Subscription Agreement. Purchaser further agrees that it may not transfer or assign its rights under this Subscription Agreement.
5.    Notices. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy or other electronic transmission service to the appropriate address or number (a) if to the Company, at the address set forth above, or (b) if to Purchaser, at the address set forth on the signature page hereof (or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5).
6.    Counterparts. This Subscription Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all of the parties, notwithstanding that all parties are not signatories to the same counterpart. Execution and/or delivery by facsimile or electronic means shall constitute an original signature for all purposes.
7.    Applicable Law. The internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) shall govern all matters arising out of or relating to this Subscription Agreement, including its interpretation, construction, performance and enforcement. Any action or proceeding arising out of or relating to this Subscription Agreement must be brought in the courts of the State of New York, New York County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT, OR ANY TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST IT IN ACCORDANCE WITH THIS SECTION AND FURTHER WAIVES ANY CLAIM BASED ON FORUM NON CONVENIENS.
8.    Disclosure Notices.
THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PURCHASERS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS SUBSCRIPTION AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

[SUBSCRIPTION PAGE FOLLOWS]

SUBSCRIPTION PAGE
IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement this 9th day of May, 2016.

Shares being purchased:                            22,580,645
Purchase Price:                                    $7,000,000.00
* The shares are being purchased in exchange for 7,000 Series C Preferred Shares owned by the Purchaser.

Please print exact name (registration) that Purchaser desires on records of the Company
Sillerman Investment Company III LLC
902 Broadway
11th Floor
New York, NY 10010
Telephone
Fax Number

112-40-1987
Social Security or Taxpayer I.D. Number

State of Organization, if applicable: Delaware

The undersigned hereby represents and warrants that the undersigned is a manager of the limited liability company named below (“Company”), and has been duly authorized by the Company to acquire the Shares and that he has all requisite authority to acquire such Shares.

The undersigned represents and warrants that each of the above representations or agreements or understandings set forth herein applies to that Company and he is authorized by such Company to execute this Subscription Agreement.

May 9, 2016	Sillerman Investment Company III, LLC

Date	Name of Company
(Please type or print)

By:
Name:    Robert F.X. Silleman
Title:    Manager

[LLC Signature Page]

COMPANY’S ACCEPTANCE
This Subscription Agreement is only accepted as so acknowledged in writing by the Company.
ACCEPTED as to 22,580,645 Shares:
DraftDay Fantasy Sports, Inc.

By:
Name:
Title:

Date: May 9, 2016

EXHIBIT A
Risk Factors
Our board of directors has formed a special committee of independent directors to explore strategic alternatives. However, there can be no assurances that any transaction will occur, or if such a transaction does occur, the value of that transaction to our company or our stockholders.
Our board of directors has formed a special committee of independent directors to explore strategic alternatives to enhance value. These alternatives could include, among others, possible joint ventures, strategic partnerships, marketing alliances, sale of all or some of our assets or other possible transactions. Following the Perk transaction, the Special Committee continues to study alternatives, including the possibility of reorganization. However, there can be no assurance that any such strategic transaction will occur. In addition, if such a transaction occurs, there can be no assurances as to the value of any such transaction to our company or our stockholders.
We have been notified by NASDAQ that our stock will be delisted because we have failed to comply with the continuing listing requirements of NASDAQ. We appealed NASDAQ's decision, and NASDAQ has granted us an extension until August 22, 2016 to regain compliance with NASDAQ's continuing listing criteria. if we are unable to regain compliance by that date, our stock will be delisted. As a result, liquidity in our stock could be impaired, and our stock price will likely decline.
Our common stock has traded on the NASDAQ Capital Market under the symbol DDAY. NASDAQ recently informed us that we have failed to comply with certain of NASDAQ's continuing listing criteria, and that our stock will be delisted. We appealed the decision, and NASDAQ has granted us an extension until August 22, 2016 to regain compliance with its continuing listing criteria. If we are not able to regain compliance by that time, our stock will be delisted. Delisting will impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which may be depressed by the relative illiquidity, but also through delays in the timing of transactions. As a result, an investor may find it more difficult to dispose of shares of our common stock. We believe that current and prospective investors will view an investment in our common stock less favorably after it is delisted from NASDAQ. This failure to meet the continuing NASDAQ listing requirements will likely have an adverse impact on the value of and trading activity in our common stock.
The sale of the Viggle rewards business to Perk.com, Inc. has changed our business model.
The sale of the Viggle rewards business to Perk.com, Inc. has significantly changed our business model. As a result of the sale, the Company is a smaller business and is determining what its business model will be going forward. The Company is unlikely to generate revenues at the same levels that it previously achieved.
Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile.
The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell shares of our common stock for a positive return on your investment.
We have a history of losses, expect future losses and cannot assure you that we will achieve profitability.
We have incurred significant net losses and negative cash flow from operations since our inception. We have not achieved profitability since inception and cannot be certain that we will ever achieve profitability. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue in our remaining businesses throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured. If we achieve profitability, we may not be able to sustain it.
Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.
The report of our independent registered public accounting firm contained in our annual report on Form 10-K for the fiscal year ended June 30, 2015 contained an explanatory paragraph expressing substantial doubt about our ability to remain a going concern because we have suffered recurring losses from operations and, at June 30, 2015, had a working capital deficiency. We are unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of our Company as a going concern is dependent upon the continued financial support from our largest stockholders and the ability of our Company to obtain necessary equity and debt financing to continue development of our business and to generate revenue. Management intends to raise additional funds through equity and debt offerings until sustainable revenues are developed. No assurance can be given that such equity and debt offerings will be successful or that development of our business will continue successfully.
Exercise of stock options and warrants and conversion of preferred stock will dilute your percentage of ownership and could cause our stock price to fall.
As of March 31, 2016, we have outstanding stock options and warrants as detailed in our public filings. Exercise of any of these options or warrants, or conversion of any of the shares of preferred stock, would result in our issuing a significant number of additional shares of common stock. Additionally, we have more than 3 million shares available for issuance under the 2011 Executive Incentive Plan. In the future, we may further increase the number of shares available for issuance under that plan. In addition, we currently have 10,000 shares of Series C Convertible Preferred Stock outstanding, which are convertible into 2,500,000 shares of common stock. We may also grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.
If we are unable to successfully develop and market our products or features or our products or features do not perform as expected, our business and financial condition will be adversely affected.
With the release of any new product or any new features to an existing product, we are subject to the risks generally associated with new product or feature introductions and applications, including lack of market acceptance, delays in development and implementation, and failure of new products or features to perform as expected. In order to introduce and market new or enhanced products or features successfully with minimal disruption in customer purchasing patterns and user experiences, we must manage the transition from existing products in the market. There can be no assurance that we will successfully develop and market, on a timely basis, products, product enhancements or features that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, failure to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse effect on our results of operations and financial condition.
In addition, our technology is under continual development. While certain aspects of the product may currently be functioning on a basic level, we must perform more testing to ensure that the different components work together effectively and the audio sampling and matching technology being developed by us is accurate, performs well and integrates with metadata and points systems. There is no assurance that the product will generate sufficient income from brand and network advertisers, which could have a material adverse effect on our results of operations and financial condition.
We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.
We have financed our operations, and we expect to continue to finance our operations and acquisitions and to develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common stock. The holders of any debt securities or instruments we may issue would likely have rights superior to the rights of our common stockholders.
Since a significant amount of our voting securities are controlled by our Chairman and Chief Executive Officer and his affiliates, you and our other non-management stockholders may not be able to affect the outcome in matters requiring stockholder approval.
As of May 1, 2016, approximately 17,017,891 shares of our common stock, not including warrants, options, preferred stock or rights to acquire common stock, are owned by Mr. Sillerman and his affiliates, representing a significant percentage of the total voting power. As a result, Mr. Sillerman and his affiliates essentially have the ability to elect all of our directors and to approve any action requiring stockholder action. It is possible that the interests of Mr. Sillerman could conflict in certain circumstances with those of other stockholders. Such concentrated ownership may also make it difficult for our stockholders to receive a premium for their shares of common stock in the event we merge with a third party or enter into other transactions that require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.
We rely on key members of management, and the loss of their services could adversely affect our success and development.
Our success depends on the expertise and continued service of Mr. Sillerman and certain other key executives and technical personnel. These individuals are a significant factor in our growth and ability to meet our business objectives. In particular, our success is highly dependent upon the efforts of our executive officers and our directors, particularly Mr. Sillerman. It may be difficult to find a sufficiently qualified individual to replace Mr. Sillerman or other key executives in the event of death, disability or resignation, resulting in our being unable to satisfactorily execute our business. The loss of one or more of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of an investor’s investment.
Compensation may be paid to our executive officers, directors and employees regardless of our profitability, which may limit our ability to finance our business and adversely affect our business.
Mr. Sillerman and other executive officers are receiving compensation, and other current and future employees of our company may be entitled to receive compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by Mr. Sillerman or any other senior executive in the future will be determined from time to time by our Board of Directors or our Compensation Committee. Such obligations may negatively affect our cash flow and our ability to finance our business, which could cause our business to fail.
Some of our executive officers and directors may have conflicts of interest in business opportunities that may be disadvantageous to us.
Mr. Sillerman and Mitchell J. Nelson, our Executive Vice President, Secretary and a director, are each engaged in other business endeavors, including Circle Entertainment Inc. (“Circle”), in which Mr. Nelson is an executive officer. Mr. Sillerman is also the Chairman of SFX, a company in the live entertainment business. Under Mr. Sillerman’s employment agreement, he is obligated to devote his working time to our affairs, but may continue to perform his responsibilities as an executive officer of SFX and as a director of Circle, and may be involved in other outside non-competitive businesses. Mr. Sillerman has agreed to present to us any business opportunities related to or appropriate for our business. Pursuant to Mr. Nelson’s employment agreement, he is obligated to devote such time and attention to the affairs of our company as is necessary for him to perform his duties as Executive Vice President. He is also entitled to perform similar functions for Circle and performs general legal duties for SFX pursuant to an agreement with SFX. In addition, one of our directors, Michael Meyer, is a member of the board of directors and chair of the audit committee of Circle. Although Circle, SFX and our company have generally different business plans, interests and programs, it is conceivable there may be a conflict of interest in determining where a potential opportunity should be brought. Conflicts of interest are prohibited as a matter of corporate policy, except under guidelines approved by the Board of Directors, as set forth in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics also sets forth the procedures to follow in the event that a potential conflict of interest arises. In addition, not having the full time and attention of the executive officers could cause our business results to suffer.
Our business and growth may suffer if we are unable to attract and retain key officers or employees.
Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel. However, competition for these types of employees is intense due to the limited number of qualified professionals. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business. No assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.
We are uncertain of our ability to manage our growth.
Our ability to grow our business is dependent upon a number of factors, including our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide such new products and services as our customers may require in the future, and our ability to adapt our own systems to accommodate expanded operations.
Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.
The digital and mobile technology business is highly fragmented, extremely competitive, and subject to rapid change. The market for customers is intensely competitive and such competition is expected to continue to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us and our competitors. We are an entertainment company that utilizes digital media. If we are successful, larger and more established entertainment companies, with significantly greater resources, may try to enter the market with similar technologies, and may be in better competitive positions than we are. Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. Our principal competitors are in segments such as:

•	Websites providing entertainment news and video

•	Daily fantasy sports companies
Additionally, new competitors may be able to launch new businesses at relatively low cost. Either existing or new competitors may develop new technologies, and our existing and potential advertisers may shift their advertising expenditures to these new technologies. We cannot be sure that we will be able to successfully execute our business in the face of such competition.
Failure to successfully grow businesses of Wetpaint, Choose Digital or DraftDay in the expected time frame may adversely affect our future results.
The success of our acquisitions of Wetpaint, Choose Digital and DraftDay will depend, in part, on our ability to realize the anticipated benefits from such businesses. To realize these anticipated benefits, the businesses of Choose Digital, Wetpaint, and DraftDay must be successfully integrated and combined. If users of each of the Choose Digital, Wetpaint, and DraftDay services do not prove to have an affinity to the new complementary services they are introduced to, results of the combination could be worse than anticipated. Our management may face significant challenges in consolidating Choose Digital's, Wetpaint’s, and DraftDay's functions, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If Choose Digital, Wetpaint, and DraftDay are not successfully integrated, the anticipated benefits of our acquisitions of Choose Digital, Wetpaint, and DraftDay may not be realized fully or at all or may take longer to realize than expected. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from our acquisitions of Choose Digital, Wetpaint, Dijit and Choose Digital may disrupt each company’s ongoing businesses and/or adversely affect their relationships with employees, users, and others with whom they have business or other dealings.
We will still incur significant transaction and merger-related expenses in connection with our acquisition of Choose Digital.
In connection with our acquisition of Choose Digital, we were required to make a contingent payment, which was due within five business days after June 24, 2015, of $4,792. On July 31, 2015, we entered into a Forbearance Agreement with AmossyKlein Family Holdings, LLLP ("AmossyKlein"), as representative of the former shareholders of Choose Digital Inc. (the “Stockholders”). The Forbearance Agreement provides that we will make monthly installment payments to the Stockholders, beginning on July 31, 2015 and ending on January 29, 2016. Specifically, the Company agreed to pay $668 on July 31, 2015; $532 on August 31, 2015; $527 on September 30, 2015; $523 on October 31, 2015; $521 on November 30, 2015; $517 on December 31, 2015; and $1,754 on January 29, 2016. The Company agreed to deliver an affidavit of confession of judgment to be held in escrow by AmossyKlein’s counsel in the event the Company does not make such installment payments. The Company made the installment payments through December 2015, but failed to make the payment due on January 29, 2016. Therefore, AmossyKlein could seek to immediately enforce a judgment against us. While we are in discussions with AmossyKlein about the matter, there can be no assurance that we will be able to come to a successful resolution of the matter.
We will incur significant transaction and merger-related expenses in connection with our acquisition of our interest in DraftDay Gaming Group, Inc.
In connection with our acquisition of an interest in DraftDay Gaming Group, Inc., the Company was required to make payments pursuant to promissory note in the principal amount of $2,000 on March 8, 2016. The Company negotiated with the holders of these notes to pay a portion of the outstanding amounts in common stock of the Company. The Company was able to retire approximately $1,000 of the amounts outstanding under the notes through the issuance of 2,956,240 shares of our common stock and 110 shares of our Series D preferred stock. The 110 shares of our common stock were convertible into 366,630 shares of our common stock. Approximately $1,000 of the principal amount of these notes remains outstanding and will now be payable on July 31, 2016. The Company intends to enter into negotiations with the noteholders to similarly retire some or all of the remaining portion of the notes in equity. However, there is no assurance that will be able to.do so. In addition, if we are successful, the issuance of additional equity in satisfaction of these notes would result in dilution to existing stockholders.
If we do not continue to develop and offer compelling content, products and services and attract new consumers or maintain the engagement of our existing consumers, our advertising revenues could be adversely affected.
In order to attract consumers and maintain or increase engagement on our Choose Digital and Wetpaint properties, we believe we must offer compelling content, products and services. Acquiring, developing and offering new content, products and services, as well as new functionality, features and enhanced performance of our existing content, products and services, may require significant investment and time to develop. In addition, consumer tastes are difficult to predict and subject to rapid change. If we are unable to develop online content, products and services that are attractive and relevant to Choose Digital and Wetpaint users, we may not be able to maintain or increase our existing users’ engagement on or attract new consumers to Choose Digital and Wetpaint and as a result our search rankings, traffic and usage metrics, and advertising revenues may be adversely affected.
Wetpaint relies on social media posts to drive traffic to its websites. Changes in rules, algorithms, and display formats of social media sites could result in a reduction in such traffic.
Wetpaint relies on posts on various social media platforms, including Facebook and Twitter, to drive users to its websites. In the event that Facebook or Twitter changes their respective terms and conditions to prevent such activity by Wetpaint, Wetpaint’s user numbers could decrease. Further, these platforms change their algorithms and application programming interfaces, or API’s, in the ordinary course of business, often without notice or explanation to publishers. Changes to these algorithms and API’s may reduce the effectiveness of Wetpaint’s publishing capabilities, and result in temporary or permanent reductions to the net numbers of fans and followers added each month, as well as the rate at which Wetpaint content is displayed to users and clicked upon. In such cases, traffic to Wetpaint websites could be adversely affected.
Wetpaint relies upon traffic from search engines such as Google to bring an influx of website visitors each month. Search engine traffic is dynamic in nature, and is subject to an ever-changing mix of user-entered keywords, competitive offerings, and algorithmic fluctuations by the search engines themselves.
Search engines such as Google represent a significant source of Wetpaint traffic, and the originating source for many users who become Wetpaint fans and followers on the social networks. The ranking of Wetpaint content in the various search engines is always changing, and relates to algorithmic assessments by the search engines compared to offerings that compete with Wetpaint. The popular keywords for which Wetpaint ranks highly could subside in their popularity, or Wetpaint may fail to maintain the rankings that it has had for such keywords. In addition, as new keywords become popular, Wetpaint content may fail to rank highly for those keywords.
If Wetpaint does not maintain talent, access, and reputation among sources for news stories, we would lose access to stories and our traffic and revenues could suffer.
Wetpaint is reliant upon an editorial organization and freelance talent that secures proprietary access to stories that interest our audience. Our ability to identify and create content that interests the audience is dependent on maintaining and growing our access to talent and sources. If we lose key editorial talent, or our reputation is not maintained, we could lose our ability to create the content that garners audience interests, and traffic and our revenues could be adversely affected.
Choose Digital previously generated a significant amount of its content sales through the Viggle app, which has now been sold to Perk. If Perk does not offer content provided by Choose Digital, or if it uses less content provided by Choose Digital than the Company used previously, Choose Digital's business could suffer.
The Viggle app, which provides rewards to its users, previously offered digital content provided through Choose Digital. The content provided through the Viggle app was a significant part of Choose Digital's sales. The Viggle app is now owned and operated by Perk. There can be no assurance that Perk will offer digital content provided through Choose Digital, or that Perk will offer digital content at the same levels that were offered historically. Therefore, Choose Digital's revenues may decline considerably.
Choose Digital is dependent on its business relationships with providers of digital content. If the Company is unable to maintain those relationships, Choose Digital's business could suffer.
Choose Digital's business model is to provide digital content to loyalty programs. Accordingly, Choose Digital maintains business relationships with various providers of digital content. If the Company is unable to make payments to maintain its business relationships with the providers of digital content, Choose Digital will not be able to offer its clients the range of digital content it has historically been able to, which could cause Choose Digital's revenues to decline. Choose Digital is late in payments to providers of digital content, and as a result, its supply of digital content could be jeopardized. If the supply of digital content is jeopardized, Choose Digital could lose its clients and its revenue streams.
Our business will suffer if our network systems fail or become unavailable.
A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products, or an increase in response time, could result in a loss of potential customers or content providers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, our products and services could be less attractive to our users and our business would be materially harmed.
The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. In addition, we have also received an informal request from the SEC for the voluntary production of documents and information concerning certain aspects of our business and technology. Although we have provided documents in response to the SEC's request, there is no assurance that the SEC will not take any action against us.
The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. We have also received an informal request from the staff of the SEC, dated June 11, 2012, for the voluntary production of documents and information concerning certain aspects of our business and technology. We initially provided documents in response to such request on July 2, 2012, and we have provided supplements and documents for additional questions, as requested. We intend to cooperate with the SEC regarding this matter and any other requests we may receive. However, there is no assurance that the SEC will not take any action against us. A determination by the SEC to take action against us could be costly and time consuming, could divert the efforts and attention of our directors, officers and employees from the operation of our business and could result in sanctions against us, any or all of which could have a material adverse effect on our business and operating results.
Changes to federal, state or international laws or regulations applicable to our business could adversely affect our business.
Our business is subject to a variety of federal, state and international laws and regulations, including those with respect to privacy, advertising generally, consumer protection, content regulation, intellectual property, defamation, child protection, advertising to and collecting information from children, taxation, employment classification and billing. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management's attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.
There are many federal, state and international laws that may affect our business, including measures to regulate consumer privacy, the use of copyrighted material, the collection of certain data, network neutrality, patent protection, cyber security, child protection, subpoena and warrant processes, taxes and tax reporting (including issuing IRS 1099 forms to our users), gift cards, employee classification, employee health care, and others. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.
In addition, most states have enacted legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.
Many of our potential partners are subject to industry specific laws, regulations or licensing requirements, including in the following industries: pharmaceuticals, online gaming, alcohol, adult content, tobacco, firearms, insurance, securities brokerage, real estate, sweepstakes, free trial offers, automatic renewal services and legal services. If any of our advertising partners fail to comply with any of these licensing requirements or other applicable laws or regulations, or if such laws and regulations or licensing requirements become more stringent or are otherwise expanded, our business could be adversely affected. Furthermore, these laws may also limit the way we advertise our products and services or cause us to incur compliance costs, which could affect our revenues and could further adversely impact our business.
There are a number of significant matters under review and discussion with respect to government regulations which may affect the business we intend to enter and/or harm our customers, and thereby adversely affect our business, financial condition and results of operations.
Our business has substantial indebtedness and trade payables
We currently have, and will likely continue to have, a substantial amount of indebtedness and trade payables. These obligations could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations. As of December 31, 2015, we had total indebtedness of approximately $26,000 and trade payables of approximately $8,500, in addition to the transaction and merger- related expenses relating to the acquisitions of Choose Digital and an interest in DraftDay. The $26,000 is subject to security agreements in favor of Robert F.X. Sillerman or his affiliates which are set forth in Exhibits 10.67, 10.68 and 10.69.
While we have attempted to settle with many of the vendors to which the trade payables are owed, there can be no assurances that we will be able to do so at all or be able to do so on favorable terms. Failure to settle these trade payables could result in litigation, which could lead to attachments and liens on our assets. In addition, vendors could potentially seek to file against us involuntary reorganization proceedings.
We expect to obtain the money to pay our expenses, to pay our trade payables and to pay the principal and interest on our indebtedness from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forgo attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.
Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.
Our revenues and earnings may fluctuate significantly in the future. General economic or other political conditions may cause a downturn in the market for our products or services. Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterlyand annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and publishers; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and publishers. These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/ or annual operating results.
Public company compliance may make it more difficult to attract and retain officers and directors.
The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in fiscal 2016 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.
If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.
Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.
We made an investment in DraftDay Gaming Group, Inc., which operates a daily fantasy sports website. Companies with daily fantasy sports offerings operate in an unclear and evolving regulatory environment. If a regulator, state attorney general or US Attorney takes the position that DraftDay's business operates in violation of applicable laws, or if laws are changed, it could force DraftDay to cease operating in certain states or to change its business models in ways that could materially and negatively impact its business. Current regulations require that DraftDay operate in a manner that may result in financial risk.
At a U.S. federal level, Unlawful Internet Gambling Enforcement Act of 2006 (UIGEA) prohibits online gambling practices, but exempts fantasy sports, as long as they operate within certain parameters. The UIGEA specifically exempts fantasy sports games, educational games, or any online contest that "has an outcome that reflects the relative knowledge of the participants, or their skill at physical reaction or physical manipulation (but not chance), and, in the case of a fantasy or simulation sports game, has an outcome that is determined predominantly by accumulated statistical results of sporting events, including any non-participant's individual performances in such sporting events..." However, all prizing must be determined and announced in advance of the competition and cannot be influenced by the fees or number of participants. This creates financial risk because we must determine prizes for games in advance, and if we do not have enough paying players in a game to cover the amount of the prize for the game, we could experience significant losses.
DDGG's business is subject to an evolving legislative and regulatory landscape. Some states employ either a “predominance” test or a “material factor” test to determine whether a game is one of skill or conversely have specific laws prohibiting pay-to- play fantasy sports. Therefore, DDGG does not operate in Arizona, Iowa, Louisiana, Montana, Nevada, Vermont or Washington. In addition, on November 10, 2015, the New York State Attorney General issued a letter to FanDuel and DraftKings, two of the largest competitors in the fantasy sports industry, stating that it believes that their activities constitute illegal gambling under New York law, and instructing them to cease their offerings to New York residents. As a result, DDGG has ceased its fantasy sports offerings to New York residents, pending further developments on the matter. In addition, several state Attorneys General have issued opinions that daily fantasy either does or does not meet the states standards under their current laws. In those states with negative treatment, DDGG has suspended services until there is further clarity in those states through the legal, legislative, and regulatory processes. Approximately 33 states have introduced legislation authorizing and regulating daily fantasy sports ranging from clarifying current state laws to adding new laws regarding daily fantasy sports. DDGG continues to monitor the changing landscape and advocates a favorable position for daily fantasy sports in each of these states. However, any such change could materially and adversely affect DraftDay's business.
DraftDay competes against well-established competitors in the fantasy sports industry. If DraftDay's products do not achieve market acceptance, it may be unable to generate revenues, may experience significant losses, and may require additional capital to continue operations.
DraftDay competes with FanDuel and DraftKings, two established companies in the fantasy sports industry, as well as other competitors. Those competitors have already achieved a higher degree of market acceptance and have a large amount of resources to continue to expand their brands and competitive positions. Competing directly with these more established companies would require significant capital resources. In order to compete, DraftDay intends to establish marketing and white label relationships with various third parties. However, there can be no assurance that this strategy will be successful, that DraftDay will be able to establish any such white label or marketing relationships or, even if it does, that such relationships will be successful in competing against other competitors in the industry.
We own a significant but minority interest in DraftDay. DraftDay has a management services agreement with Sportech Racing, LLC pursuant to which Sportech provides management services to DraftDay. Having management services provided by a third party could create conflicts of interest and could cause DraftDay's management to be less focused on the development of DraftDay's business. DraftDay's business is heavily dependent on services provided by Sportech pursuant to the management services agreement. These services will be terminated in the coming months.
DraftDay entered into a management services agreement with Sportech Racing, LLC. Under the agreement, Sportech currently manages the day-to-day operations of the company. The chief executive officer of DraftDay is an employee of Sportech. Not having the full time and attention of the chief executive officer or other individuals providing services to DraftDay could cause DraftDay's business results to suffer. In addition, certain other of our employees will need to attend to the needs of DraftDay, which could divert their time and attention as well.
On April 12, 2016, DraftDay entered into an amendment to the management services agreement pursuant to which the agreement will be terminated on the earlier of June 30, 2016 or the date on which DraftDay raises $5 million in a capital raise. After the termination, Sportech will continue to provide transition services for a period of 45 days. Sportech will also allow DraftDay to continue to leverage its client relationships to gain new clients for DraftDay through March 8, 2018. The termination of the management services agreement will require DraftDay to begin performing certain functions on its own, without Sportech's resources. There can be no assurance that the transition will be seamless, and DraftDay's business could suffer as a result. In addition, DraftDay could incur additional costs to replace the services that were previously being provided by Sportech, which could cause DraftDay to experience liquidity issues if it does not raise capital in the near term.
The Company has suffered a loss of human capital as a result of the Perk transaction. If we are unable to replace the employees lost, we may not be able to take advantage of opportunities in the marketplace.
As a result of the Perk transaction and the resulting changes in the Company's business, many of our employees have become Perk employees and others have left the Company. If we are unable to replace these employees, we may not have the manpower necessary to sell advertising, to market and publicize our businesses and to take advantage of changing market conditions.
We may be unable to compete with larger or more established companies.
We face a large and growing number of competitors across all our lines of business. Wetpaint is a content publisher, and it faces many competitors with far greater resources. It faces competition from traditional media sources, such as newspapers and magazines, many of which have their own digital properties, as well as competition from other digital and online publishers, such as Buzzfeed and Vox Media., and many others. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in these industries than do we. In addition, as described in greater detail above, DraftDay faces competition from DraftKings and FanDuel, each of which has far greater established customer bases, name recognition, marketing resources and financial resources than DraftDay. As a result, certain of these competitors may be in better positions to compete with us for customers and audiences. Further, our current and/or future competitors in the digital and mobile technology industry may develop or license technology that is similar to ours. We cannot be sure that we will be able to compete successfully with existing or new competitors.
If our products do not achieve market acceptance, we may not have sufficient financial resources to fund our operations or further development.
While we believe that a viable market exists for our products, there is no assurance that our technology will prove to be an attractive alternative to conventional or competitive products in the markets that we have identified. In the event that a viable market for our products cannot be created for our business or our products do not achieve market acceptance, we may need to commit greater resources than are currently available to develop a commercially viable and competitive product. There can be no assurance that we would have sufficient financial resources to fund such development or that such development would be successful. In addition, if our products do not generate sufficient revenues, or we are unable to raise additional capital, we may be unable to fund our operations. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. There can be no assurance that, when required, sufficient funds will be available to us on satisfactory terms.
We may be unable to protect our intellectual property rights from third-party claims and litigation, which could be expensive, divert management's attention, and harm our business.
Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us. Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses, or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.
We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position. We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.
In addition, we use open source software in our services and will continue to use open source software in the future. From time to time, we may be subject to claims brought against companies that incorporate open source software into their products or services, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license, or require us to devote additional research and development resources to changing our products or services, any of which would have a negative effect on our business and results of operations.
On April 29, 2016, we entered into a Binding Term Sheet with Rant, Inc. to acquire substantially all of Rant's assets. Though the term sheet is binding, the transaction is subject to continued due diligence and negotiation of final documentation. We could also be subject to a $1,000 break-up fee if we do not proceed to closing, except in certain circumstances. In addition, if the transaction closes, it will result in dilution to our stockholders.
On April 29, 2016, we entered into a Binding Term Sheet (the “Binding Term Sheet”) with Rant, Inc. (“Rant”). In connection with the Binding Term Sheet, we agreed to purchase the assets of the Rant business (the “Transaction”). As consideration for the assets, Rant will receive the following consideration: (a) $5,000 cash (the “Cash Consideration”), and (b) shares of our common stock equal to an amount between 20% and 24% of our total outstanding common stock (the “Share Consideration”). The Share Consideration shall be determined by the mutual agreement of the parties. The cash consideration shall initially be advanced by us as a loan to Rant, which will be deemed satisfied provided Rant delivers audited financial statements to us within 45 days of the closing of the Transaction. The Transaction is subject to the preparation of definitive documents. Because the documents are subject to a number of conditions that must be satisfied by each of the parties, there is no assurance that the proposed terms may not be changed or that any transaction may be consummated.
Additionally, if we do not proceed to execution of definitive documents for any reason except (i) a breach by Rant of its obligations under the Binding Term Sheet or (ii) if information regarding Rant’s 2015 revenues, cost of goods sold exclusive of non-cash items) and traffic statistics previously provided to us by Rant is materially incorrect, we must pay Rant a $1,000 break-up fee.
If the Transaction does proceed to closing, the Transaction will result in our issuing Rant a significant number of shares of our common stock. Accordingly, the Transaction will be dilutive to our stockholders.

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